Exhibit 99.1

Clinical Data Featuring Trovagene’s Urine-Based Liquid Biopsy Platform to be Presented at Two Upcoming Medical Conferences

Data support the clinical utility of using the Company’s Precision Cancer Monitoring technology in the management of non-small cell lung and colorectal cancers

SAN DIEGO, CA — June 8, 2015 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that clinical data featuring its Precision Cancer Monitoring℠ platform will be presented at the 2015 Cancer Markers and Liquid Biopsies conference in San Diego, CA on June 11-12, and at the AACR Precision Medicine Series: Integrating Clinical Genomics and Cancer Therapy in Salt Lake City, UT on June 13-16.

“We continue to advance our clinical programs and present data to the medical community demonstrating the advantages of using our urine-based molecular diagnostics in the management of various cancer types,” stated Mark Erlander, Ph.D., chief scientific officer of Trovagene. “The data sets to be presented at these conferences support the clinical utility of our non-invasive cancer monitoring tests in both lung and colorectal cancers, and their ability to empower oncologists to detect and quantitatively track driver mutations to improve treatment decisions.”

2015 Cancer Markers and Liquid Biopsies

June 11 2015, 11:25 a.m. PDT Oral Presentation

Early Pharmacodynamics Using Urinary ctDNA as a Putative Biomarker of Drug Response

Presenter: Mark Erlander, Ph.D., Trovagene, Inc.

Highlights: High frequency testing of circulating tumor (ct)DNA mutations in patients receiving molecularly targeted therapies can be used to determine early changes in mutation load brought about by treatment administration, in addition to tumor dynamics when used to monitor treatment response longitudinally

June 12 2015, 10:45 a.m. PDT Oral Presentation

Monitoring Urinary Circulating Tumor DNA (ctDNA) KRAS for Treatment Response in Patients with Metastatic Colorectal Cancer (mCRC)

Collaborator: Afsaneh Barzi, M.D., USC Norris Comprehensive Cancer Center

Highlights: Potential to guide treatment decisions in metastatic colorectal cancer (mCRC) patients based on ctDNA KRAS mutation dynamics

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AACR Precision Medicine Series: Integrating Clinical Genomics and Cancer Therapy

June 15, 2015, 12:30 — 3:00 p.m. CDT Poster Session

Quantitative Monitoring of EGFR Mutations in Urinary Circulating Tumor DNA Enables Non-Invasive Pharmacodynamic Assessment of Anti-EGFR Drug Response

Single Cell and Circulating Free Nucleic Acid Sequencing Session, Abstract: # 29

Collaborator: Hatim Husain, M.D., UCSD Moores Cancer Center

Highlights:

•                  Urine-based EGFR ctDNA assay has been shown to outperform tissue biopsy for the detection of EGFR T790M mutations in metastatic lung cancer patients

•                  Non-invasive liquid biopsy enables detection of emerging T790M mutations with greater sensitivity than tissue biopsy, and months before detection of cancer progression with imaging

•                  Tracking ctDNA in urine enables determination of response to next generation EGFR T790M inhibitors within days of initial treatment

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com